Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of KKR Acquisition Holdings I Corp. (the “Company”) on Form S-1, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated February 4, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of KKR Acquisition Holdings I Corp. as of January 25, 2021 and for the period from January 14, 2021 (inception) through January 25, 2021 appearing in the Registration Statement on Form S-1, as filed (File No. 333-252741), of KKR Acquisition Holdings I Corp.

/s/ Marcum llp

Marcum llp
New York, NY
March 16, 2021